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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                            Metrocall Holdings, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   59164X 10 5
                                 (CUSIP Number)


                                 October 8, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  59164X 10 5                13G                     Page 3 of 8 Pages
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     1    NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Toronto Dominion (Texas), Inc.
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     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
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     3    SEC USE ONLY


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     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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          NUMBER OF                 5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                       341,055 Shares of Common Stock
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
-------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            None
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                                    7       SOLE DISPOSITIVE POWER

                                            341,055 Shares of Common Stock
-------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            None
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     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          341,055 Shares of Common Stock
-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.8% of the Shares of Common Stock
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    12    TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

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ITEM 1(A).        NAME OF ISSUER:

                  Metrocall Holdings, Inc.

        (B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6677 Richmond Highway, Alexandria, Virginia 22306

ITEM 2(A).        NAME OF PERSON FILING:

                  Toronto Dominion (Texas), Inc.

        (B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  909 Fannin Street Suite 1700, Houston, Texas  77010

        (C).      CITIZENSHIP:

                  Delaware

        (D).      TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.01 par value per share

        (E).      CUSIP NUMBER:

                  59164X 10 5

ITEM     3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                 Act;

        (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

        (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                 (E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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ITEM 4.  OWNERSHIP.

       (A).   AMOUNT BENEFICIALLY OWNED:

              341,055 Shares of Common Stock

       (B).   PERCENT OF CLASS:

              6.8% of the Common Stock, determined in accordance with the provisions of Rule 13d-1 promulgated under the Act.

       (C).   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I).    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                      341,055 Shares of Common Stock

              (II).   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                      None

              (III).  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                      341,055 Shares of Common Stock

              (IV).   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                      None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 14, 2003                   TORONTO DOMINION (TEXAS), INC.





                                           By:  /s/ Diane Bailey
                                                -------------------------------
                                                Name: Diane Bailey
                                                Title: Vice President